Exhibit 10.31

Ganzhou Happy Life Network Microcredit Co., Ltd.

Chongqing Alibaba Small Loans Co., Ltd.

Online Personal Loan Cooperation Agreement

Contract No.:

Party A: Ganzhou Happy Life Network Microcredit Co., Ltd.

Domicile: Qudian Group, 13/F&15/F, No.222 Huizhongbeili, Chaoyang District, Beijing

Legal Representative: Min Luo

Postcode:

Telephone: [REDACTED]1

Facsimile:

Party B: Chongqing Alibaba Small Loans Co., Ltd.

Domicile: 15-16/F, Tower 1, Delixi Building, No.28 Xueyuan Road, Xihu District, Hangzhou, Zhejiang

Legal Representative: Shengfa Yu

Agent: [REDACTED]2

Postcode: 310000

Telephone: [REDACTED]3

Facsimile: [REDACTED]4

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In order to facilitate integration and development of the Internet and financial industry in our country, expand cooperation of the parties in the Internet finance industry, achieve resource complementarity, and also to provide a better and more comprehensive financial service to individual customers, promote the business development and improve the operational efficiency, the parties reach cooperation in the area of online personal loan through friendly negotiation on the principle of mutual trust, mutual support, reciprocal benefit and common development in accordance with relevant laws and regulations, policies and regulatory rules of the state.

I. Definition

Article 1 The following terms shall have the meanings set forth below, except as otherwise provided for in this Agreement:

1.	Online Personal Loan Business means the loan business services targeted at any individual borrower who meets the specified access standards, which are provided by the parties through mutual cooperation by using “Ant Jiebei” (“Jiebei”) as business platform (hereinafter referred to as the “Business”).

2.	Ant Jiebei means the Internet loan platform operated by Chongqing Alibaba Small Loans Co., Ltd. for supply of loan products and/or loan services, including, among others, Jiebei cash loan, Jiebei directional payment loan and whole-process loan comprehensive management services.

3.	Loan means all kinds of loans extended by Party A as the lender by taking advantage of “Jiebei” brand and channel in the Business cooperation, if not otherwise indicated.

4.	Borrower means the individual borrower of all kinds of loans covered by the Business.

5.	Loan Contract means the contract in the form of data message jointly singed online by the Borrower on one hand and Party A as the lender and Party B providing support for loan services on the other hand for the purpose of setting forth relevant terms and conditions of the loan and related services, regardless of the actual name of such contract.

6.	Alipay Company means Alipay.com Co., Ltd.

7.	E-Commerce Bank means Zhejiang E-Commerce Bank Co. Ltd.

II. Subject Matter and Mode of Cooperation

Article 2 The parties jointly carry out the Online Personal Loan Business on the principle of complementary advantages, mutual support, honesty and common development in strict compliance with relevant laws and regulations and regulatory rules. Party A, as the lender, shall extend loans to the Borrower after making credit risk evaluation and Party B shall provide relevant loan service for the Business to the customers and Party A.

Article 3 The basic process of Loan under the Business as agreed by the parties is as below:

1.	Online loan application: Party B shall take charge of operation work for the customers in the Business. The customers shall apply for the Loan business hereunder through channel and platform provided by Party B.

2.	Pre-loan information collection and transmission: To the extent permitted by regulatory policies, Party A entrusts Party B to collect and arrange the information fields of loan applicants as set forth in Appendix 1 hereof by means of platform page interface and other appropriate ways and request customers to sign the credit investigation authorization letter and other legal instruments of credit application, and transmit the same to Party A on a real-time basis or at the frequency as scheduled, such that Party A may use such information and documents as the basis for reviewing and extending Loan. Party B guarantees that the aforementioned information is true and accurate. Party A agrees that Party B may, in its own discretion, determine the interactive web page and process of the Loan under the Business cooperation based on the business model and style of “Jiebei”.

3.	Loan and credit approval: After customer information being transmitted to Party A, Party A shall carry out the credit approval and the Loan-disbursement review by using such information in combination with other credit basis and materials. Party A shall, within 24 hours after the information is transmitted by Party B, give feedback on result of credit approval to Party B. If an approval on credit, determination of credit limit, disbursement of Loan and other similar expressions are indicated in the result, Party A shall be deemed as having agreed to sign the Loan Contract online and disburse the Loan to the Borrower.

If Party A fails to give feedback on approval result to Party B within the specified period of time, or the parties cannot transmit information or make response due to technical fault in their system and other reasons, Party A shall be deemed as having not approved the credit and disagreed to sign relevant Loan Contract and disburse the Loan.

4.	Online execution: Party B shall be responsible for informing the customer whose credit application is approved through the platform and instruct such customer to sign the Loan Contract and other related legal instruments in the form of data message. Party A shall be obligated to disburse the Loan and charge the loan interests according to the Loan Contract, and Party B shall provide the loan-related services to Party A and charge the service fees from Party A according to the Loan Contract. Party B shall also reserve the right to charge the service fees from the Borrower, and the specific charging rate shall be determined upon negotiation with Party A.

In order to adapt to the online loan business, without prejudice to the rights and obligations of Party A hereunder, Party A agrees that Party B shall have the right to directly made amendments to the Loan Contract or other relevant agreements; if Party B amends any terms involving the rights and obligations of Party A, Party B shall send a written notice to Party A 10 natural days prior to uploading the amended Loan Contract or other agreements online, and Party A shall give Party B its feedback on whether the amendment is acceptable within 5 natural days after receiving such notice. If Party A fails to give any feedback, it shall be deemed that Party A agrees to the amendment. If Party A refuses to accept the amendment, both parties may negotiate about the amendments and the original contract shall remain unchanged during the negotiation period. If the negotiation fails, Party A may unilaterally terminate relevant contract or agreement, provided that it shall assume the obligations and liabilities for performance of business that have incurred prior to termination.

5.	Loan disbursement review and online disbursement: If the Borrower whose identity is verified by Party B executes the Loan Contract, it shall be deemed that Party A entrusts Party B to give instructions on loan disbursement. Such instruction irrevocably authorizes E-Commerce Bank and/or Alipay Company to pay the loan funds from the following loan account opened by Party A with E-Commerce Bank on behalf of Party A to the beneficiary account or the counterparty designated by the Borrower based on the agreed method, unless as otherwise agreed by Party A and Party B. The loan shall be deemed as disbursed when the loan funds are credited to the bank account designated by the Borrower or the counterparty’s account. Party A agrees that Party B shall be responsible for coordinating and arranging Alipay Company and/or E-Commerce Bank to provide the loan disbursement services, and Party A shall grant relevant authorization to Party B to this end.

Loan Account

Account Bank: [REDACTED]5

Account Name: [REDACTED]6

Account No.: [REDACTED]7

6. Online repayment: Both parties agree that, the Borrower may repay the principal and interest of the Loan, the liquidated damages and prepayment commission (if any) through Alipay account and other account with the repayment function. E-Commerce Bank and/or Alipay Company are/is authorized to deduct the Borrower’s repayment and transfer the same to the following beneficiary account opened by Party A with E-Commerce Bank. If E-Commerce Bank or Alipay system successfully deducts and receives the repaid funds, the repayment time shall be the time when Party B starts the repayment. Party A agrees that Party B shall be responsible for coordinating and arranging Alipay and/or E-Commerce Bank to provide the repayment collection services, and Party A will give certain authorization to Party B to this end.

Beneficiary Account

Account Bank: [REDACTED]8

Account Name: [REDACTED]9

Account No.: [REDACTED]10

Party A agrees and authorizes E-Commerce Bank to deduct, after each repayment made by the Borrower, the service commissions from the loan account or other account opened by Party A with E-Commerce Bank as confirmed by both parties according to Party B’s instruction on a real-time basis.

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7. Verification of loan disbursement result: Party A agrees to execute the Loan Contract with the Borrower according to the interest accrual and repayment rules required by Party B, and the timing and status of repayment of the Borrower shall be subject to the time and amount of the repayment fund transmitted by Party B to Party A. Party B shall pass the loan application, detailed data of loan disbursement, detailed data of loan repayment and contract information data to Party A on a regular basis for the purpose of verification by the parties. The parties agree to deal with the accounting difference of the last month by means of netting and account balancing at the beginning of each month. The parties shall negotiate with each other in a timely manner to deal with any error or mistake occurring in the course of such netting and account balancing. Party A shall have the right to re-approve the line of credit granted to the customer based on its own criteria and transmit the credit line adjustment information to Party B in a timely manner.

8. Post-loan management: Except as otherwise agreed hereunder, Party A shall be solely responsible for the post-loan management of the Loan business contemplated hereunder. To the extent permitted by regulatory policies, Party A may entrust Party B to take charge of post-loan management, provided that Party A shall accept and approve the online management mode and method adopted by Party B.

Party B shall be responsible for coordinating and handling the complaint arising out of the Loan extended to the Borrower hereunder and Party A shall actively cooperate with Party B in this regard.

Article 4 Arrangement of Funds

1.	The loan funds required for Party A’s business under the Business each day shall be solely and fully provided by Party A. Party A shall otherwise enter into the relevant account service and entrusted collection and payment agreement in order to secure a smooth development of the Business.

2.	The parties jointly confirm and agree to authorize Alipay or E-Commerce Bank to pay the loan funds and collect all principal and interest of the Loan repaid by the Borrower, liquidated damages, prepayment commission (if any) on their behalf.

Article 5 Loan Management

1.	Party B shall provide loan management services to Party A through the platform and provide certain loan-related services to the Borrower under the Business by using its platform in combination with the Internet finance technology. The specific items of such services include, among others, customer identification, information acquisition, unification of marketing, loan disbursement and repayment services, management of standing book, post-loan collection, litigation and complaint through personal visit (other than matters to be managed by Party A on its own according to relevant regulatory policies or agreements). Party B shall diligently, independently, fairly, truthfully and completely reflect all relevant information according to the requirements agreed upon with Party A. Party A may give advice and make comments on the loan management operation and process of the Business based on its own risk control policies.

2.	The parties agree that, as to the loan business involved hereunder, Party A shall be responsible for the credit information reporting in accordance with relevant credit investigation laws and regulations and regulatory rules. If information reported by Party A is inconsistent with repayment status of the Borrower transmitted by Party B, Party A shall solely undertake the responsibility for such inconsistence. Party A shall notify relevant Borrower before reporting any adverse credit information of such Borrower.

3.	The parties confirm that Party B may sub-entrust or Party A may directly entrust a third party institution with adequate qualification to collect the non-performing loan involved hereunder. Party A shall otherwise issue an appropriate entrustment document and other necessary materials required for loan management to Party B, so as to facilitate Party B to carry out the above entrusted matters. If Party A needs to write off the non-performing loan, it may request Party B to provide relevant materials on a legal, reasonable and duty-bound basis.

4.	Party A shall deal with the cases for which the legal proceedings are required for protection of rights based on the provisions agreed in the Loan Contract and the existing procedures of Party B. Party A may also, at its own discretion or under recommendation of Party B, choose a law firm and lawsuit response plan at its own cost. Party B shall not assume any legal responsibility for such recommendation and the results of case.

5.	The specific rate of the loan interests and fees charged by Party A and Party B from the Borrower will be agreed upon in the Loan Contract.

6.	Party A shall establish the risk control strategy and credit model by itself. If Party A needs to suspend disbursement of any new loan, it shall notify Party B in writing one business day in advance so that Party B may correspondingly update the strategy of recommending borrowers to Party A. Party A shall guarantee a regular examination and approval of the Loan before the strategy being updated by Party B and shall perform the obligation of loan disbursement with respect to the loan application made by the Borrower who has obtained the credit approval during the credit effective term.

7.	If Party A’s account falls short of funds and Party A fails to promptly top up the account within 1 business day, Party B shall have the right to recommend the customers to which Party A has granted credit or extended Loan to other lending institutions. Party A must ensure a smooth progress of the existing loan business.

8.	If Party A wishes to early suspend the Business, it shall notify Party B in writing at least 1 month in advance. Party A may suspend the Business after both parties reach consensus through negotiation. Meanwhile, Party B shall have the right to recommend the customers to which Party A has granted credit or extended Loan to other lending institutions after receiving written notice of business suspension from Party A. Party A must ensure a smooth progress of the existing loan business.

Article 6 System Connection

1.	Both parties confirm that Party B will send the credit application information of customers to Party A on a real-time basis through system connection, and will also transmit to Party A other business information occurring from 24:00 pm of the last natural day to 24:00 pm of the transmission day at a regular time of each day, including, without limitation, information of Loan Contract, details of Loan (including details of loan disbursement, details of loan collection and information of repayment schedule) and detailed data of funds account. If any information transmission failure occurs, Party B shall promptly notify Party A and otherwise back up relevant information and transmit the same to Party A in a timely manner after the system resumes normal functioning.

If required by customers, Party B shall mark the special details or requirements of the Loan (including, without limitation, interest payment certificate of the customer, settlement certificate and etc.) in the manner agreed by the parties and transmit the same to Party A. Party A shall deal with the aforementioned request of customers within 3 business days by itself. If any customer complains about Party B due to reasons attributable to Party A, Party A shall be responsible for coordinating and dealing with such complaint.

2.	Both parties agree that, if each Loan under the Business has any accounting difference, the parties shall jointly verify and deal with the accounting difference. The loan principle, interest rate, interest, loan disbursement time, repayment amount and repayment time shall be subject to the data information recorded by Party B. As to any data cannot be provided by Party B on its own, Party B shall be responsible for coordinating E-Commerce Bank and Alipay to provide such data and make reconciliation.

3.	For the purpose of the Business, Party A and Party B shall endeavor to achieve disbursement and collection of each Loan on a case by case basis through their system. Both parties shall maintain and keep the function stability, interface success and data safety of their own system. If either party needs to suspend its system under any special circumstance, it shall notify the other party 1 business day in advance.

III. Profit Sharing

Article 7 Both parties agree that, if Party B has not charged any fees from the Borrower, the interest accrued on each Loan disbursed to the Borrower shall be determined by Party A at its own discretion on the principle of legality, rationality, autonomy and voluntariness, provided that, for the sake of commercial fairness, the interest rate set by Party A shall be kept within a certain price range which shall be notified by Party B to Party A from time to time based on the development status of platform business, business strategy, operation plan and etc.

If Party B starts to charge fees from the Borrower, the interest accrued on the Loan disbursed to the Borrower shall be jointly determined by the parties, except as otherwise agreed hereunder.

Party A shall pay service fees to Party B according to this Agreement, regardless of whether Party B has charged any fee from the Borrower.

Article 8 The charging method and specific rates of loan interest, service fees and other fees charged in the Business are as follows:

1.	The initial daily interest rate of the normal interest charged by Party A from the Borrower shall fluctuate between [REDACTED][11]% (included) and [REDACTED][12]% (included). Any interest rate lower or higher than the aforementioned range shall be subject to approval of Party B.

Any actual daily interest rate going beyond the aforementioned fluctuation range due to discount of interest rate or preferential interest shall be subject to approval of Party B.

2.	The default interest rate charged by Party A against any overdue loan shall be equal to the initial daily interest rate of the Loan plus [REDACTED][13]%. If Party A intends to charge other fees, it shall first obtain the consent of Party B and the fees so charged shall not exceed the reasonable range required under relevant laws.

3.	[REDACTED][14]% of the amount of the interests (including the default interests) actually repaid by the Borrower to Party A for each installment of the Loan shall be taken as the service fees payable to Party B, which shall be charged from the account opened by Party A with Party B as confirmed by the parties at the time when the customer makes repayment of the Loan. The specific information of the bank account are as follows:

Account Bank: [REDACTED]15

Account Name: [REDACTED]16

Account No.: [REDACTED]17

The order of priority in repayment of the Loan shall be subject to relevant provisions set forth in the Loan Contract. Party B shall issue the eligible VAT invoice to Party A on a regular basis.

4.	Notwithstanding the aforementioned provisions, Party B shall have the right to negotiate with Party A about adjustment to the specific rates listed above if and when policies, market and overall political or economic environment change in any way.

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5.	Party A acknowledges and approves that the services provided by Party B to Party A is partially dependent on the technical capacity and services provided by other parties (Zhima Credit) to Party B; if Party A wishes to customize any services provided by other parties to meet the needs of the Business, Party B may coordinate with other parties on behalf of Party A. Any relevant fees to be paid to such other parties shall not be included in the service fees payable to Party B and shall be otherwise negotiated and determined by them.

6.	The parties shall respectively pay the taxes imposed on their own revenues according to relevant laws and regulations.

IV. Rights and Obligations of the Parties

Article 9 Except as otherwise agreed under this Agreement, the rights and obligations of Party A shall include the following items:

1.	Party A shall independently and autonomously confirm the types of information to be collected and the requirements thereof, shall carry out comprehensive credit risk evaluation of the loan application materials and other information submitted by the Borrower, and shall be solely responsible for the credit granting results, default risk of the Loan and loss of the loan funds;

2.	Party A, as a lender disbursing the Loan to the Borrower according to the Loan Contract, shall guarantee that there are sufficient funds in the loan account and shall timely cooperate with other parties to make settlement of the account funds; If Party A intends to suspend or postpone the disbursement of the Loan, it shall obtain the consent of Party B 1 business day in advance and shall concurrently cooperate with Party B to notify relevant Borrower. If the Party A fails to reach consensus with Party B and the Loan cannot be disbursed due to insufficient funds in the loan account or temporary adjustment to credit-related policies, Party A shall assume the liability for breach of this Agreement;

3.	Party A shall have the right to obtain the interest and the default interest of the Loan paid by the Borrower and collect the principal of the Loan and other receivable profits agreed in this Agreement or the Loan Contract;

4.	Upon the request of the Borrower, Party A shall provide the interest receipt, settlement certificate and all other kinds of certificates that should be issued by it as a lender to the Borrower, and shall timely deliver the same to the Borrower by all means. If the aforementioned certificates are delayed or cannot be delivered, Party A shall be held accountable for such delay or failure of delivery;

5.	Party A shall, according to Party B’s requirements, timely provide Party B with the reasons (please classify the reasons according to Appendix 2 hereof) for refusal to grant credit or extend Loan to the customer;

6.	Party A shall not make by itself, or authorize other persons to make, any initiative marketing of all kinds of financial products or services, by taking advantage of the information of the Loan applicant and the Borrower that are acquired in the Business cooperation;

7.	Without Party B’s consent, Party A shall not use this cooperation opportunity to obtain any information from Party B’s system by duplication, screen shot, downloading, using crawler tool, film, transcription or other possible means;

8.	Party A acknowledges that, Party B shall have the right to prepare and carry out relevant Jiebei operation activities by itself based on the actual situations of the platform business, except for the activities that requires expenditures by Party A. Party A may negotiate with Party B if Party A disagrees with the way of operation or the content of activities. If negotiation fails, Party A may withdraw from such activities till the termination of this Agreement;

9.	Party A understands and believes in the rights and abilities of Party B as a service provider. In order to avoid any business failure caused by confusion in instruction, Party A shall not instruct the fund processing parties (including, without limitation, Alipay and E-Commerce Bank) involved in the Business to disburse or deduct the Loan, nor shall it confirm the status of the Loan with the Borrower, without the written consent of Party B;

10.	Party A shall have the service capability to receive the telephone consulting made by the Borrower, but shall not undertake the responsibility for repayment of the Loan and operation of other specific businesses;

11.	Other obligations to be assumed by Party A depending on the needs of the Business.

Article 10 Except as otherwise agreed under this Agreement, the rights and obligations of Party B shall include the following items:

1.	Party B shall use the Internet finance technology to make customer identification, decide whether the Borrower is qualified to use the services provided on Jiebei platform and provide relevant loan management services to the customers who meet the platform service access standards. Party B shall, based on Party A’s requirements, collect and transmit the information data of the individual customer who is recommended to Party A through the system and truthfully transmit the same to Party A;

2.	Party B shall have the right to determine, at its own discretion, the frequency of recommending borrowers to Party A and the loan applicant candidate recommended to Party A based on its own technology and model, which is approved and accepted by Party A. To the extent permitted by actual situations, Party B may also accept the customized borrower recommendation model of Party A and make directional recommendations according to the loan recommendation rules arranged by Party A. A borrower recommendation shall not be construed as a manifestation of intention of Party B to provide guarantee in favor of the Borrower to Party A based on such borrower recommendation rules, regardless of the types of borrower recommendation models. Party A acknowledges that Party B may carry out similar business cooperation as those contemplated hereunder with other institutions to meet the needs of platform business;

3.	Party B shall be responsible for driving the funding system of the disbursement and repayment/deduction under the Business and coordinating the interested parties to join in the profit distribution and liquidation as agreed under this Agreement; If Party B finds any circumstance that is unsuitable for disbursement of the Loan, it shall promptly notify the lender and have the right to suspend disbursement of the Loan until the lender’s confirmation is obtained, and will not be held accountable for such suspension;

4.	Party B shall provide relevant consulting services for the design, development and maintenance of its own part of the connection system involved in the Business;

5.	Party B shall legally preserve and use the user data and relevant information and provide relevant information and materials according to laws, regulations and requirements of regulatory authorities;

6.	Party B shall have the right to charge service fees from Party A and guarantee the balance of relevant account being sufficient for deduction of service fees. In the case of any insufficiency, Party B authorizes E-Commerce Bank to deduct the insufficient part from other account of Party A according to Party B’s instruction.

7.	Party B shall set up the prematurity repayment reminder based on the repayment schedule of Party A’s customer. Party B shall first reach the customer by online system reminder and then send repayment reminder to certain specific customer through short messages based on actual situations;

8.	Party B shall not be responsible for overdue repayment or default committed by the Borrower and other loan-related risks under the Business, nor shall it make any guarantee, commitment and other similar manifestation of intention with respect to the aforementioned Loan;

9.	If Alipay account is stolen due to any fault not attributable to the Borrower and a loss of the Loan principal is thereby caused, Party B shall bear such loss (whether the account is stolen shall be determined by Party B). After Party B bears the aforementioned loss to Party A, it shall have the right of subrogation to claim against the debtor. If the debtor subsequently makes repayment, the repaid amounts shall be owned by Party B, to which Party A shall not be entitled in any way;

10.	Party A shall provide reasonable assistance to Party B when Party B asserts claims against the debtor after it bears the aforementioned loss to Party A, including, without limitation, during the collection of debts, filing a lawsuit or other similar legal proceedings.

V. Intellectual Property and Confidentiality Requirements

Article 11 Ownership of Proprietary Data and Information

The parties irrevocably agree that, all information and data provided by Party B to Party A under the Business in relation to the proprietary data and information of Party B and its affiliates (including, without limitation, technology information, operational information, know-how, business model, business plan, financial budget and model, computer program, source code, algorithm and etc., the same below) shall be owned by Party B and its affiliates; If any data and information provided by Party A to Party B involve the proprietary data and information of Party A, such data and information shall be owned by Party A. Nothing in this Agreement is intended to transfer the ownership of any proprietary data and information.

Neither party shall provide the proprietary data and information provided by the other party to a third party irrelevant to the Business, otherwise, such party shall be held accountable for any loss so caused to the other party of this Agreement.

If, subject to relevant laws, regulations and requirements of regulatory or judicial authorities, a party is required to disclose all or a part of the proprietary data and information provided by the other party, then the disclosing party shall notify the other party within a reasonable period of time prior to the disclosure or submission of information and shall make best efforts to cause the receiving party afford confidential treatment of the information so disclosed or submitted.

Article 12 This Agreement merely represents the consensus reached by the parties in respect of the Business cooperation. Without the written consent of the other party, neither party shall disclose the content of this Agreement to any third party, except as otherwise provided for under relevant laws and regulations.

VI. Cooperation Mechanism

Article 13 The parties shall establish the regular negotiation mechanism to promote the development of the Business, examine the performance of this Agreement, resolve any major problems occurring in the cooperation through negotiation and enhance the substantive cooperation between the parties.

VII. Liabilities for Default

Article 14 A partial or delayed performance of any obligation hereunder by any party hereof shall constitute a default of this Agreement, and the defaulting party shall assume the liabilities for default if its default causes a loss to the other party.

In particular, if Party A makes by itself, or authorizes other persons to make, the initiative marketing of all kinds of financial products or services, by taking advantage of the information of the Loan applicant and the Borrower that are acquired in the Business cooperation, Party B shall have the right to request Party A to be liable for the liquidated damages.

VIII. Disclaimer and Troubleshooting

Article 15 If any party fails to perform or delays the performance of its obligations under this Agreement due to occurrence of any force majeure event, such party shall not assume any liability for the failure or delay in performance of any of its obligations hereunder, provided that the parties shall be obligated to take reasonable and practical measures to continue performing this Agreement.

If Party B cannot provide the services contemplated hereunder to Party A due to any of the following circumstances, Party B shall not assume any liability for default or any compensation liability. Such circumstances shall include but not limited to: shutdown of Party B’ system for maintenance or update; typhoon, earthquake, flood, lightening or terrorist attack; computer software and hardware, telecommunication line and power supply line of Party A break down; Party A is involved in inappropriate operation or uses the services hereunder in a way not authorized or accepted by Party B; virus, Trojan, Malware attack, network congestion, system instability, system or equipment failure, communication failure, electricity interruption, reasons not attributable to the parties hereof, defect of services provided by third parties, act of government and other reasons.

Notwithstanding the aforementioned provisions, Party B shall take reasonable actions to actively resume normal services. If, during the effective term of this Agreement, Party B fails to provide the services contemplated hereunder due to any laws and regulations or any normative documents or policies promulgated or amended by relevant competent authorities of the state (including non-written instruction given by relevant competent authorities), Party B shall not be deemed as having breached this Agreement and the parties hereof may amend the specific provisions contained in this Agreement or early terminate this Agreement in accordance with relevant decree or policies, provided that they shall ensure to wind up the existing Business in a steady and smooth way.

Party A understands that the services contemplated hereunder are dependent on the accurate running and operation of Party B’s system. If any error or failure of Party B’s system or other reasons cause erroneous display or unjustified enrichment of Party A or Party B, Party A agrees that Party B may, by itself or through a third party (including, without limitation, Alipay Company or E-Commerce Bank), take appropriate corrective actions, such as correct errors, deduct relevant amounts or suspend services.

IX. Dispute Resolution

Article 16 The parties agree that any disputed matter occurring in the course of their cooperation shall be resolved through amiable negotiation. As to any matter that cannot be resolved through negotiation, either party may initiate a lawsuit to the court of the place where the defendant domiciles.

X. Miscellaneous

Article 17 If the cooperation between the parties is affected due to any adjustment to relevant laws, regulations or macroeconomic policies of the state, the parties shall resolve the problem through amiable negotiation and duly make amendment to relevant provisions of this Agreement;

Article 18 As to any matter not mentioned hereunder, the parties shall execute written supplementary agreement or appendix upon negotiation. The supplementary agreement and appendix shall have the same legal effect as this Agreement;

Article 19 Upon the written consent of the other party, a party shall have the right to transfer its obligations and rights hereunder to a third party, in whole or in part. Either party may notify the other party 30 natural days in advance on termination of the Business cooperation agreed under this Agreement.

Article 20 This Agreement shall be executed in four counterparts, and Party A and Party B shall each hold two counterparts;

Article 21 This Agreement shall take effect as of the date when both parties affix their common seals hereon. The effective term of this Agreement shall be 1 year, which may be extended for 1 year prior to expiration thereof after the parties reach a consensus and make written confirmation in this regard.

Party A (seal):

(Seal of Ganzhou Happy Life Network Microcredit Co., Ltd.)

Date:

Party B (seal):

(Seal of Chongqing Alibaba Small Loans Co., Ltd.)

Date: March 27, 2017

Appendix 1:

Information Collection Table of Loan Applicants

No.	Types of Information Fields
1	Educational Background
2	Income
3	Address
4	Name of Contact Person
5	Relationship with Contact Person
6	Telephone No. of Contact Person

Note: The aforementioned information collection made by Party A shall abide by the principle of legality and rationality.

Appendix 2:

List of Reasons for Rejection on Loan Application

No.	Reasons
1	Overdue repayment as shown in the credit report system of the People’s Bank of China
2	Sufficient information contained in the credit report system of the People’s Bank of China
3	Blacklist of institutions
4	Poor stability
5	Falsified information
6	Others (to be determined by the lending institution)